Exhibit 4.10

EXECUTION COPY

KERR-McGEE OPERATING CORPORATION
KERR-McGEE WORLDWIDE CORPORATION

to

CITIBANK, N.A.,
as Trustee

Eighth Supplemental Indenture

Dated December 31, 2002

Supplementing and Amending the Indenture
Dated as of August 1, 1982

THIS EIGHTH SUPPLEMENTAL INDENTURE, dated December 31, 2002 (hereinafter called the “Supplemental Indenture”), is among KERR-McGEE OPERATING CORPORATION (formerly Kerr-McGee Corporation, a Delaware corporation (“KMOC”), KERR-McGEE WORLDWIDE CORPORATION, a Delaware corporation (the “Company”), and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee under the Indenture referred to below (hereinafter called the “Trustee”).

RECITALS

KMOC and the Trustee are parties to an Indenture, dated as of August 1, 1982, as amended (the “Indenture”), relating to the issuance from, time to time by KMOC of its Securities on terms to be specified at the time of issuance.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

Section 801 of the Indenture provides that KMOC may convey all or substantially all of its assets to any other corporation provided that (i) the successor corporation shall be a corporation organized and existing under the laws of the United States or a State thereof and such successor corporation shall expressly assume the due and punctual payment of the principal of, and interest on, all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by KMOC by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) such successor corporation shall not, immediately after such conveyance, be in default in the performance of any such covenant or condition.

Section 802 of the Indenture provides that upon any such conveyance as described in the preceding paragraph, and upon any such assumption by a successor corporation as described in the preceding paragraph, such successor corporation shall succeed to, and be substituted for, KMOC, with the same effect as if it had been named as the “Company” in the Indenture, and KMOC shall be relieved of any obligation under the Indenture and the Securities.

Section 901(a) of the Indenture provides that KMOC, when authorized by a Board Resolution, and the Trustee may from time to time and at any time enter into an indenture supplemental to the Indenture without the consent of the Holders of any of the Securities at the time Outstanding to evidence the succession of another corporation to KMOC and the assumption by the successor corporation of the covenants, agreements and obligations of KMOC under the Indenture.

On December 31, 2002 KMOC distributed substantially all of its assets to its parent, the Company, which is a wholly owned subsidiary of Kerr-McGee Corporation (the “Conveyance”), as a result of which a supplemental indenture pursuant to Section 801 of the Indenture is required.

KMOC has determined that this Supplemental Indenture complies with Section 901(a) and does not require the consent of any Holders of Securities.  On the basis of the foregoing, the Trustee has determined that this Supplemental Indenture is in form satisfactory to it.

KMOC has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Section 905 of the Indenture, stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture, and has delivered to the Trustee a Board Resolution authorizing the execution and delivery of this Supplemental Indenture.

All things necessary to make this Supplemental Indenture a valid agreement of the Company, KMOC and the Trustee and a valid amendment of and supplement to the Indenture have been done.

The entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

Each of KMOC and the Company have duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary have been done to make this Supplemental Indenture a valid agreement of KMOC and the Company in accordance with its terms.

NOW THEREFORE:

It is represented, covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

1.          The Company (i) is a corporation organized and existing under the laws of the State of Delaware and hereby expressly assumes the due and punctual payment of the principal of, and interest on, all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by KMOC and (ii) will not, immediately after the Conveyance, be in default in the performance of any such covenant or condition.

2.           The Company hereby shall succeed to and be substituted for KMOC, with the same effect as if it had been named as the “Company” in the Indenture, and KMOC hereby shall be relieved of any obligation under the Indenture and the Securities.

3.           The first paragraph of the Indenture is hereby amended by replacing “Kerr-McGee Corporation” with “Kerr-McGee Worldwide Corporation”.

4.           Section 1.01 of the Fifth Supplemental Indenture is hereby amended to replace the definition of “Company” with:

“Company” means Kerr-McGee Worldwide Corporation, a Delaware corporation.

5.           THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.           The Indenture and all indentures supplemental thereto, as supplemented and amended by this Supplemental Indenture, are in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all other indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

7.           The recitals contained herein shall be taken as the statements of KMOC and the Company, and the Trustee assumes no responsibility for the correctness of same, except for the recital indicating the Trustee’s approval of the form of this Supplemental Indenture.  The Trustee makes no representation as to the validity of this Supplemental Indenture.

8.           The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this Supplemental Indenture.

9.           This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KERR-McGEE WORLDWIDE CORPORATION

By:	/s/ Robert M. Wohleber
Name:	Robert M. Wohleber
Title:	Senior Vice President, Chief Financial Officer & Treasurer

By:	/s/ Kenneth W. Crouch
Name:	Kenneth W. Crouch
Title:	Senior Vice President

KERR-McGEE OPERATING CORPORATION

By:	/s/ Robert M. Wohleber
Name:	Robert M. Wohleber
Title:	Senior Vice President, Chief Financial Officer & Treasurer

By:	/s/ W.P. Woodward
Name:	W.P. Woodward
Title:	Senior Vice President

CITIBANK, N.A.,
as Trustee

By:	/s/ P. DeFelice
Name:	P. DeFelice
Title:	Vice President